Exhibit 10.31
DATED THE 31ST DAY OF MARCH 2011
EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED
and
MR. HON TAK KWONG
CONTRACT OF EMPLOYMENT

THIS AGREEMENT is made on the 31st day of March 2011.
BETWEEN:
(1)	EMERSON RADIO MACAO COMMERCIAL OFFSHORE LIMITED of Alameda Dr. Carlos D’ Assumpcao, Nos 335-341, Hotline Centro, 17 andar R-U, Macau (“the Company”); and

(2)	Mr. HON Tak Kwong of 456 Alexandra Road, NOL Building, #12-01, Singapore 119962. (“the Executive”).
WHEREBY IT IS AGREED as follows:
1.	INTERPRETATION
1.01	In this Agreement, unless the context requires otherwise;
“Basic Salary” means that part of the remuneration of the Executive as is referred to in Clause 5(a);
“Board” means the board of directors for the time being of the Company;
“Group” means the Company and its subsidiaries from time to time and “member of the Group” shall be construed accordingly; and
“month” means calendar month.
1.02	References herein to Clauses are to clauses in this Agreement unless the context requires otherwise.
1.03	The headings are inserted for convenience only and shall not affect the construction of this Agreement.
1.04	Unless the context requires otherwise, words importing the singular include the plural and vice versa and words importing a gender include every gender.
2.	APPOINTMENT
The Company will employ the Executive and the Executive will serve the Company as Deputy Chief Executive Officer upon the terms and conditions hereinafter appearing.

3.	COMMENCEMENT DATE
Employment will commence on 1st April 2011 (the “Commencement Date”).
4.	EXECUTIVE’S DUTIES
The Executive shall, during the continuance of his employment hereunder:
(a)	serve the Company as Deputy Chief Executive Officer and, in such capacity, perform the duties and exercise the powers from time to time assigned to or vested in his by the Board;
(b)
comply with and conform to any lawful and reasonable instructions or directions from time to time given or made by the Board and faithfully and diligently serve the Group and use his best endeavours to promote the business and interests thereof;

(c)
devote himself exclusively and diligently to the business and interests of the Group and personally attend thereto at all times during usual business hours and during such other times as the Company may reasonably require except in case of incapacity through illness or accident in which case he shall forthwith notify the Personnel Manager of the Company of such incapacity and shall furnish to the Board such evidence thereof as it may require;

(d)
not demand or accept or permit any member of his family to demand or accept from third parties any gifts, benefits or advantages offered or given to the Executive or a member of his family by reason of his employment with the Company.

(e)
be permitted to be employed on a part-time basis by The Grande Holdings Limited or any of its subsidiaries and engage in other business activities approved in advance by the Board, provided that, such other business activities do not (i) conflict with the interests of the Company, (ii) inhibit, conflict with, or limit your ability to perform your duties to the Company, or (iii) otherwise violate your obligations under the Company’s Code of Ethics for Senior Financial Officers or the Company’s Code of Conduct for Officers, Directors and Employees.

5.	REMUNERATION AND BENEFITS

The remuneration of the Executive shall be:
(a)	a fixed salary at the rate of Hong Kong Dollars Two Hundred Forty Three Thousand and Seven Hundred Fifty only (HK$243,750.00) per month payable in arrears;
(b)
an annual discretionary bonus payable at any time and in such sum as the Board may in its absolute discretion determine. This will only be payable to those Executives still under employment of the Group on the date the discretionary bonus is to be distributed.

6.	LEAVE

The Executive shall be entitled after completion of each year of service with the Company to twelve (12) working days leave with full pay, which leave shall be taken at such time or times as may be convenient to the Board having regard to the exigencies of the Company’s business provided that:

(a)
if the employment of the Executive hereunder is to cease on the completion of any year of service, the Executive shall be entitled to take his said leave immediately prior to the end of such year of service notwithstanding that at that time such year of service shall not have been completed;

(b)
if the employment of the Executive hereunder is to cease (for any reason other than termination pursuant to Clause 7) during any year of service, the Executive shall be entitled to an amount of leave proportionate to the part of the year during which he has been employed by the Company, such leave to be taken immediately prior to the termination of his employment; and

(c)
if for any reason the Executive shall not have taken his full entitlement of leave in any one year he shall not have any claim against the Company in respect thereof nor, unless the reason is the exigencies of the Company’s business (of which the Company shall be the sole judge), shall he be entitled to additional leave in any year in respect of leave not taken in previous years.

7.	TERMINATION
7.01
If the Executive is at any time incapacitated by illness, injury or accident from performing his duties hereunder and (if so required) furnishes the Board with evidence satisfactory to them of such incapacity and the cause thereof, he shall be entitled to receive his full salary for the first month or any shorter period during which such incapacity continues and if he continues so incapacitated for a longer period than two (2) consecutive months or if he is so incapacitated at different times for more than sixty (60) days in any one period of fifty-two (52) consecutive weeks then, and in either of such cases, his employment may be determined by the Company by one (1) month’s notice in writing.

7.02
The Employee’s employment hereunder may be determined at any time after the expiration of the probationary period of service, if any, by either of the parties hereto giving to the other not less than one (1) months’ prior written notice provided that the Company may elect to terminate the Employee’s employment hereunder forthwith upon payment to the Executive of not less than one (1) months’ Basic Salary in lieu of notice.

7.03	Unless otherwise agreed by the Company, the employee will retire on the first day of the following month immediately after his 60th birthday without further notice required by either party.
7.04
The Employee shall not at any time during the continuance of his employment hereunder in Singapore, Macau, Hong Kong and the People’s Republic of China carry on or be employed, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise and whether alone or jointly with others in any business in which the Company and / or any member of the Group is engaged in during the continuance of the said employment in competition with the Company and / or any member of the Group.

7.05
In the event of termination of the Employee’s employment for whatever reason, the Executive shall (where relevant) forthwith resigns as Deputy Chief Executive Officer or of any member of the Group and shall cease to be entitled to any benefits under this Agreement.

7.06	Any delay or forbearance by the Company in exercising any right to terminate this Agreement shall not constitute a waiver of such right.

8.	EXECUTIVE’S UNDERTAKINGS
8.01
The Executive shall not either during the continuance of his employment hereunder or at any time thereafter divulge to any person whomsoever or to any body corporate or unincorporate and shall use his best endeavours to prevent the unauthorized publication or disclosure of any trade secret or any confidential information concerning the business or finances of the Company and any member of the Group or any of its dealings, transactions or affairs which may come to his knowledge during or in the course of his employment.

8.02
Forthwith upon the termination of the employment of the Executive hereunder, and/or at any other time if the Company shall so request, the Executive shall deliver to the Company all documents (including correspondence, lists of customers, notes, memoranda, plans, drawings and other documents of whatsoever nature) models or samples made or compiled by or delivered to the Executive during his employment hereunder and concerning the business, finances or affairs of the Company and any member of the Group. For the avoidance of doubt it is hereby declared that the property in all such documents as aforesaid shall at all times be vested in the Company or the relevant member of the Group.

8.03
The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter in Hong Kong and the People’s Republic of China carry on or be employed, concerned or interested directly or indirectly whether as shareholder, director, employee, partner, agent or otherwise and whether alone or jointly with others in any business in which the Company and/or any member of the Group is engaged in during the continuance of the said employment in competition with the Company and/or any member of the Group.

8.04
The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporate in competition with the Company or any member of the Group directly or indirectly solicit or entice away from the Company or any member of the Group any person or body corporate or unincorporate who now is or at any time during or at the date of the termination of the said employment may have become a customer or supplier or prospective customer or supplier of the Company or any member of the Group and with whom the Executive had personal contact or dealings during his said employment.

8.05
The Executive shall not at any time during the continuance of his employment hereunder or for a period of twelve (12) months thereafter either on his own account or in conjunction with or on behalf of any other person or body corporate or unincorporate directly or indirectly solicit or entice away from the Company or any member of the Group or employ or otherwise engage any person who now is or at any time during or at the date of the termination of the said employment may have become an Executive of the Company or any member of the Group and with whom the Executive had contact during this said employment.

8.06
The Executive shall not at any time or for any purpose after termination of his employment hereunder use either the English or Chinese name of the Company or any name similar thereto in connection with his own or any other name in any way calculated to suggest that he is or has been connected with the Company’s business, nor in any way hold herself out as having had any such connection.

9.	INTELLECTUAL PROPERTIES
9.01	Unless otherwise expressly agreed between the parties hereto during the continuance of this Agreement:-
(a)	the whole interest of the Executive in any Inventions shall become the absolute beneficial property of the Company without any payment to the Executive therefor;
(b)
the Executive shall promptly communicate to the Company full particulars of all Inventions and, if any of the Inventions is capable of being protected by any Registrable Rights, the Company shall decide whether and where applications shall be made for such Registrable Rights in respect of the same;

(c)
all such Registrable Rights shall be applied for and taken out at the Company’s expense and in the name of the Company (or any member of the Group) or if the Company shall require in the joint names of the Executive and the Company and the Executive shall concur in applying for the same and shall (at the Company’s expense) prepare all such drawings specifications models and designs as may be necessary and give every assistance in the Employee’s power to procure the grant of such Registrable Rights; and

(d)
when granted the interest (if any) of the Executive in such Registrable Rights shall be unconditionally assigned by the Executive to the Company or as the Company may direct and the renewal fees payable in respect thereof shall be paid by the Company or any member of the Group for so long as it considers fit to keep the same alive.

9.02	In Clause 9.01:-
(a)
“Inventions” means any invention, formula, process or improvement, trade mark or name, copyright, design, plan, drawing, specification or device of whatever nature which relates to the business and/or products of the Company or any member of the Group, and is invented, developed, devised or otherwise acquired by the Executive (whether alone or jointly with any other person) during the continuance of this Agreement; and

(b)
“Registrable Rights” means letters patent, registered designs, trademarks or similar commercial monopoly rights created by registration (whether in Hong Kong, the United Kingdom, the United States of America or elsewhere in the world).

10.	ENTIRE AGREEMENT
This Agreement constitutes the entire understanding between the parties hereto and supersedes any prior understanding and/or agreements between:
(i)	Executive and
(ii)	the Company or any member of the Group, in respect of the subject matters of this Agreement.
11.	MISCELLANEOUS
11.01
The expiration or termination of this Agreement howsoever arising shall not operate to affect such of the provisions hereof as in accordance with their terms are expressed to operate or have effect thereafter.

11.02
In the event of any variation of the remuneration payable to the Executive hereunder being made by consent of the parties hereto such variation shall not constitute a new agreement but (subject to any express agreement to the contrary) the employment of the Executive hereunder shall continue subject in all respects to the terms and conditions of this Agreement with such variation as aforesaid.

11.03
Each notice, demand or other communication given or made under this Agreement shall be in writing and delivered or sent to the relevant party at its address or fax number set out below (or such other address or fax number as the addressee has by five (5) days’ prior written notice specified to the other party):

To the Company:	The Personnel Manager Emerson Radio Macao Commercial Offshore Limited Alameda Dr. Carlos D’ Assumpcao Nos 335-341, Hotline Centro 17 andar R-U, Macau

To the Employee:	Mr. HON Tak Kwong 456 Alexandra Road NOL Building #12-01, Singapore 119962

Any notice, demand or other communication so addressed to the relevant party shall be deemed to have been delivered (a) if given or made by letter, when actually delivered to the relevant address; (b) if given or made by fax, when despatched.

11.04
If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.

11.05	This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.
IN WITNESS WHEREOF this Agreement has been executed on the day and year first above written.

SIGNED by	)
for and on behalf of Emerson Radio Macao Commercial Offshore Limited in the presence of:	) ) ) )

SIGNED by Mr. HON Tak Kwong in the presence of:	) ) )